Exhibit 99.1
Insulet Announces Appointment of Jonathan J. Mazelsky to its Board of Directors
ACTON, Mass.— June 25, 2026 — (BUSINESS WIRE)— Insulet Corporation (NASDAQ: PODD) (Insulet or the Company), the global leader in tubeless insulin pump technology with its Omnipod® brand of products, today announced the appointment of Jonathan (“Jay”) Mazelsky to the Company’s Board of Directors, effective July 1, 2026. Mr. Mazelsky joins the Board as an independent director.
“We are pleased to welcome Jay to Insulet’s Board of Directors,” said President and CEO Ashley McEvoy. “Jay has a strong track record of translating science into solutions to drive growth and create significant and enduring shareholder value. His background and expertise will be integral as Insulet continues to expand access and further strengthen Omnipod’s leadership position. We look forward to working with Jay and leveraging his insights to help advance our mission focused on transforming the lives of people with diabetes around the world.”
“I’m honored to join Insulet’s Board at such an exciting time in the Company’s growth journey,” said Jay Mazelsky. “Insulet has built a strong category-leading business based on Omnipod’s unique AID system, clinical evidence and real-world outcomes, and I am truly inspired by the Company’s relentless commitment to reduce the burden of diabetes. I look forward to working with Ashley, the Board, and the executive leadership team as Insulet continues to build on its momentum and deliver stakeholder value.”
About Jay Mazelsky

Mr. Mazelsky currently serves as Executive Chair of the board of directors of IDEXX Laboratories, Inc., a global leader in animal health diagnostics and software that equips veterinarians with integrated tools and insights to improve care, efficiency, and outcomes for patients worldwide. During Mr. Mazelsky's 14-year tenure as an executive at IDEXX, he served as President and Chief Executive Officer from October 2019 to May 2026, Interim President and Chief Executive Officer from June 2019 to October 2019, and Executive Vice President responsible for IDEXX's North American Companion Animal Group Commercial Organization and key elements of its innovation portfolio, from August 2012 to June 2019. Under Mr. Mazelsky's leadership as CEO, IDEXX revenues and the stock price nearly doubled.
Before joining IDEXX, Mr. Mazelsky served as Senior Vice President and General Manager, Computed Tomography, Nuclear Medicine and Radiation Therapy Planning at Philips Healthcare, a subsidiary of Royal Philips Electronics (now Royal Philips), from 2010 to 2012. He also served in various strategic leadership roles at Philips from 2001 to 2010.
Prior to joining Philips, Mr. Mazelsky operated in roles at Agilent Technologies, where he was Executive in Charge from 2000 to 2002, leading the integration of Agilent's Healthcare Group into Philips, and General Manager of Agilent's Medical Consumables Business Unit from 1997 to 2000. Earlier in his career, he worked in finance, marketing, and business planning at Hewlett Packard from 1988 to 1996.
Mr. Mazelsky currently serves on the board of directors of Dentsply Sirona Inc. He holds an M.B.A. from the University of Chicago Booth School of Business and a B.A. in Mathematics from the University of Rochester.

About Insulet Corporation

Insulet Corporation (NASDAQ: PODD), headquartered in Massachusetts, is an innovative medical device company dedicated to simplifying life for people with diabetes and other conditions through its Omnipod product platform. The Omnipod Insulin Management System provides a unique alternative to traditional insulin delivery methods. With its simple, wearable design, the tubeless disposable Pod provides up to three days of non-stop insulin delivery, without the need to see or handle a needle. Insulet’s flagship innovation, the Omnipod 5 Automated Insulin Delivery System, integrates with a continuous glucose monitor to manage blood sugar with no multiple daily injections, zero fingersticks, and can be controlled by a compatible personal smartphone in the U.S. or by the Omnipod 5 Controller. Insulet also leverages the unique design of its Pod by tailoring its Omnipod technology platform for the delivery of non-insulin subcutaneous drugs across other therapeutic areas. For more information, visit: Insulet.com or omnipod.com.
©2026 Insulet Corporation. Omnipod is a registered trademark of Insulet Corporation. All rights reserved.

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